Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Director - Investor Relations
214-570-4641
investor_relations@metropcs.com

MetroPCS Reports Fourth Quarter and Year End 2011 Results

Fourth Quarter 2011 Highlights Include:

•	Quarterly net subscriber additions of 197 thousand

•	Quarterly consolidated total revenues of $1.2 billion, an increase of 16% over the fourth quarter of 2010

•	Record Adjusted EBITDA of $362 million, an increase of 15% over the fourth quarter of 2010 and the highest quarterly Adjusted EBITDA in Company history

Full Year 2011 Highlights Include:

•	Total subscriber growth of 15% in 2011 to over 9.3 million total subscribers

•	Sixth consecutive year of over 1 million net subscriber additions

•	Consolidated total revenues of $4.8 billion, an increase of 19% over 2010

•	Record Adjusted EBITDA of $1.3 billion, an increase of 13% over 2010, and the highest Adjusted EBITDA in Company history

DALLAS (February 23, 2012) - MetroPCS Communications, Inc. (NYSE: PCS), the nation's leading provider of no annual contract, unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter and year ended December 31, 2011. MetroPCS reported growth in quarterly Adjusted EBITDA of 15% over the fourth quarter 2010 and ended the fourth quarter 2011 with over 9.3 million subscribers.

Roger D. Linquist, Chairman and Chief Executive Officer of MetroPCS, said, ”We reported solid financial and operating results for 2011, marked by record Adjusted EBITDA for the full year and the fourth quarter as well as strong full year subscriber growth. Adjusted EBITDA both for the fourth quarter and the full year 2011 was the highest in company history at $362 million and $1.3 billion, respectively. These Adjusted EBITDA results represent strong year over year growth rates of 15% and 13%, respectively. Operationally, during the fourth quarter, we effectively balanced growth with profitability, recorded a sequential 80 basis point decline in churn, and recorded a 300 basis point sequential increase in Adjusted EBITDA margin.

“Throughout 2011, we maintained our cost discipline while growing our subscriber base. We believe 2011 results were driven by our compelling lineup of smartphones and our continued investment in our CDMA network combined with our focus on enhancing the customer experience. For the sixth consecutive year, we added over 1 million net subscribers, growing our subscriber base at a 30% CAGR over the same period. This growth rate is outstanding and we believe demonstrates that no annual contract mobile broadband wireless service continues to be the fastest growing sector within wireless. As we move towards the second half of 2012, we expect to offer MetroPCS subscribers Android smartphones on our 4G LTE network at lower prices. Since our launch of Android smartphones in late 2010, 35% of our subscriber base is now on a smartphone plan. With our 4G LTE network and line-up of smartphones, we believe we can build on our momentum and continue to drive profitable growth,” Linquist concluded.

2011 Operational Highlights

•	Approximately 1.2 million net subscriber additions, surpassing the 9.3 million subscriber milestone

•	Sixth consecutive year of over 1 million net subscriber additions

•	Introduced 4G LTE service plans which offer unprecedented value

•	Launched and continued to build out 4G LTE service in all major metropolitan areas

•	Introduced MetroPCS unlimited wireless service in selected portions of Connecticut and Massachusetts

•	Completed amendment and expansion of senior secured credit facility and completed an additional $1 billion of borrowing

•	2011 Smartphone Launches include:

◦	World's first commercially available 4G LTE Android smartphone, Samsung Galaxy Indulge

◦	Samsung Admire and Huawei M835 Android CDMA smartphones

◦	4G LTE LG Esteem for entertainment-minded consumers

◦	HTC Wildfire S, Company's first Android smartphone provided by HTC

•	2011 Service Offering Additions:

◦	Visual Voice Mail services allowing subscribers to manage voice mail directly on their mobile screen

◦	Rhapsody music service, which offers an unlimited mobile music experience with access to more than 12 million songs

◦
Added content from Disney/ABC Television Group and ESPN to MetroSTUDIO Video on Demand application for 4G LTE handsets. Clips and full-length videos are now available on 20 channels including: NBC Universal, Black Entertainment Television (BET), ESPN, ABC Entertainment and Univision.

•	2011 Announced Partnerships:

◦	MetroPCS handsets available on Amazon.com

◦	Official wireless provider of USA Basketball

◦	Exclusive wireless provider for The Ultimate Fighting Championship® in the U.S. and Puerto Rico

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Service revenues	$1,134	$972	17%	$4,428	$3,690	20%
Total revenues	$1,238	$1,066	16%	$4,847	$4,069	19%
Income from operations	$215	$207	4%	$748	$719	4%
Net income	$91	$14	573%	$301	$193	56%

Diluted EPS	$0.25	$0.04	$0.21	$0.82	$0.54	$0.28

Adjusted EBITDA(1)	$362	$315	15%	$1,332	$1,176	13%
Adjusted EBITDA as a
percentage of service revenues	31.9%	32.4%	(50 bps)	30.1%	31.9%	(180bps)

ARPU(1)	$40.55	$39.79	$0.76	$40.57	$39.79	$0.78
CPGA(1)	$165.79	$161.88	$3.91	$173.11	$157.26	$15.85
CPU(1)	$20.00	$18.83	$1.17	$19.56	$18.49	$1.07
Churn-Average Monthly Rate	3.7%	3.5%	20bps	3.8%	3.6%	20bps

Consolidated Subscribers
End of Period	9,346,659	8,155,110	15%	9,346,659	8,155,110	15%
Net Additions	197,410	297,726	-34%	1,191,549	1,515,586	-21%
Penetration of Covered POPs(2)	9.3%	8.4%	90bps	9.3%	8.4%	90bps

(1)	For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of non-GAAP Financial Measures” included at the end of this release.

(2)	Number of covered POPs covered by MetroPCS Communications, Inc. network increased approximately 2.6 million from 12/31/10 to 12/31/11 to 100 million.

Quarterly Consolidated Results

•	Consolidated service revenues of $1.1 billion for the fourth quarter of 2011, an increase of $162 million, or 17%, when compared to the prior year's fourth quarter.

•	Income from operations increased $8 million, or 4%, for the fourth quarter of 2011 when compared to the prior year's fourth quarter.

•
Net income increased $77 million, or 573%, for the fourth quarter of 2011 when compared to the prior year's fourth quarter. Net income for the fourth quarter of 2010 includes approximately $60 million in net charges related to the extinguishment of our 9 1/4% Senior Notes due 2014 and a gain recognized on a FCC license exchange consummated during the quarter. On a non-GAAP basis excluding the loss on extinguishment of debt and gain on the FCC license exchange, net income for the fourth quarter 2010 would have been $74 million, or $0.20 per common share.

•	Adjusted EBITDA of $362 million increased by $47 million for the fourth quarter of 2011, or 15%, when compared to the prior year's fourth quarter.

•
Average revenue per user (ARPU) of $40.55 for the fourth quarter of 2011 represents an increase of $0.76 when compared to the fourth quarter of 2010. The increase in ARPU was primarily attributable to continued demand for our Wireless for All and 4G LTE service plans offset by an increase in family plan penetration from 32% of our customer base in 2010 to 45% of our customer base in 2011.

•
The Company's cost per gross addition (CPGA) of $166 for the fourth quarter of 2011 represents an increase of $4 when compared to the prior year's fourth quarter. The increase was primarily driven by increased promotional activities.

•
Cost per user (CPU) increased to $20.00 in the fourth quarter of 2011, or a 6% increase over the fourth quarter of 2010. The increase in CPU is primarily driven by the increase in retention expense for existing customers, costs associated with our 4G LTE network upgrade and roaming expenses associated with Metro USA, offset by the continued scaling of our business.

•
Churn decreased 80 basis points from 4.5% to 3.7%, when compared to the third quarter of 2011, and increased 20 basis points when compared to the fourth quarter of 2010. The sequential decrease in churn was driven by normal seasonal effects related to the traditional retail selling periods, as well as improved network performance resulting from the investment in our CDMA network to meet increased data demands. When compared to the fourth quarter of 2010, the increase in churn was primarily driven by an increase in gross additions, adjusted for false churn, in the first nine months of 2011 over the first nine months of 2010, and we believe continued economic pressures on our subscribers as well as increased data demands on our CDMA network driven by Android penetration.

Annual Consolidated Results

•	MetroPCS reported consolidated service revenues of $4.4 billion, an increase of 20% over the prior year.

•	Income from operations increased $29 million, or 4%, for the year ended December 31, 2011 as compared to the prior year.

•	Consolidated Adjusted EBITDA of $1.3 billion increased $156 million, or 13%, when compared to the prior year.

•
Net income for the year was $301 million and increased $108 million, or 56%, when compared to the prior year. Net income for 2010 includes approximately $59 million in net charges related to the extinguishment of our 9 1/4% Senior Notes due 2014 and gains recognized on FCC license exchanges consummated during the year. On a non-GAAP basis excluding the loss on extinguishment of debt and gains on FCC license exchanges, net income for 2010 would have been $252 million, or $0.70 per common share.

Financial Guidance for 2012
MetroPCS currently expects to incur capital expenditures in the range of $900 million to $1.0 billion on a consolidated basis for the year ending December 31, 2012.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Fourth Quarter and Year End 2011 Earnings Results at 9:00 a.m. Eastern Time (ET) on Thursday, February 23, 2012.

Date:             Thursday, February 23, 2012
Time:             9:00 a.m. ET
Call-in Numbers:     Toll free: 800-432-9830
International:         719-234-7318
Participant Passcode: 8601447

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company's Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. ET on February 23, 2012.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 8601447.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

All registered marks, including but not limited to, Wireless for All, are registered service marks of MetroPCS Wireless, Inc. All rights reserved. All other company and product names mentioned may be trademarks or registered marks of the respective companies with which they are associated.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2011, MetroPCS had over 9.3 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements
This release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this release that are not statements of historical fact, including statements about our beliefs, opinions, projections, and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning the reasons for the Company's operational and financial results, our planned additions to and timing of availability of handsets and the prices for such handsets, our ability to drive profitable growth, our ability to build on our existing momentum, our guidance on capital expenditures for 2012, our views on the causes of increased churn, and statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “becomes,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements are based on reasonable assumptions at the time they are made, including our current expectations, plans, beliefs, opinions and assumptions in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the highly competitive nature of our industry and changes in the competitive landscape;

•	the current economic environment in the United States; disruptions to the credit and financial markets in the United

States; and contractions or limited growth on consumer spending as a result of the uncertainty in the United States economy;

•	our ability to manage our rapid growth, achieve planned growth, manage churn rates, and maintain our cost structure;

•	our and our competitors' current and planned promotions, marketing, sales and other initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable agreements with our suppliers and vendors, including roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees or the services to which such taxes and fees are applied;

•	the rapid technological changes in our industry, our ability to adapt, respond and deploy new technologies, and successfully offer new services using such new technology;

•
our ability to fulfill the demands and expectations of our customers, secure the products, services, applications, content and network infrastructure equipment we need, or which our customers or potential customers expect or demand, and to provide the customer care our customers demand;

•	the availability of additional spectrum, our ability to secure spectrum, or secure it at acceptable prices, when we need it;

•
our ability to manage our networks to deliver the services and to deliver the service quality and speed our customers expect and demand and to maintain and increase capacity of our networks and business systems to satisfy the demands of our customers and the demands placed by devices on our networks;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits, filed by others;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness and maintain our financial and disclosure controls and procedures;

•	our inability to attract and retain key members of management and train personnel;

•
our reliance on third parties to provide distribution, products, software and services that are integral, used or sold by to our business and the ability of our suppliers to perform, develop and timely provide us with technological developments, products and services we need to remain competitive;

•
possible disruptions or intrusions of our billing, operational support, and customer care systems and networks which may limit our ability to provide service or cause disclosure of our customer's information and the associated harm to our customers, our systems, and our goodwill;

•	governmental regulation affecting our services and changes in government regulation, and the costs of compliance and our failure to comply with such regulations; and

•
other factors described or referenced from time to time in our annual report on Form 10-K, for the year ended December 31, 2011, to be filed on or before February 29, 2012, as well as subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC's website http://www.sec.gov, from the Company's website at www.metropcs.com under the investor relations tab, or from the Company by contacting the Investor Relations department.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among other things, and involve risks, uncertainties, events, circumstances, and assumptions, many of which are beyond our ability to control or predict. You should not place undue reliance on these forward-looking statements, which are based on current assumptions and expectations and speak only as of the date of this release. All future written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. MetroPCS Communications, Inc. does not intend to, is not obligated to, and does not undertake a duty to, update any forward-looking statement to reflect the occurrence of events or circumstances after the date of this release, except as required by law. The results for the fourth quarter of 2011 and twelve months ended 2011 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share information)

	December 31, 2011	December 31, 2010
CURRENT ASSETS:
Cash and cash equivalents	$1,943,282	$796,531
Short-term investments	299,972	374,862
Inventories	239,648	161,049
Accounts receivable (net of allowance for uncollectible accounts of $601 and $2,494 at December 31, 2011 and 2010, respectively)	78,023	58,056
Prepaid expenses	55,712	50,477
Deferred charges	74,970	83,485
Deferred tax assets	7,214	6,290
Other current assets	44,772	63,135
Total current assets	2,743,593	1,593,885
Property and equipment, net	4,017,999	3,659,445
Restricted cash and investments	2,576	2,876
Long-term investments	6,319	16,700
FCC licenses	2,539,041	2,522,241
Other assets	173,403	123,433
Total assets	$9,482,931	$7,918,580
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$512,346	$521,788
Current maturities of long-term debt	33,460	21,996
Deferred revenue	245,705	224,471
Other current liabilities	25,212	34,165
Total current liabilities	816,723	802,420
Long-term debt, net	4,711,021	3,757,287
Deferred tax liabilities	817,106	643,058
Deferred rents	120,028	101,411
Other long-term liabilities	90,453	72,828
Total liabilities	6,555,331	5,377,004
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at December 31, 2011 and 2010	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 362,460,395 and 355,318,666 shares issued and outstanding at December 31, 2011 and 2010, respectively	36	36
Additional paid-in capital	1,784,273	1,686,761
Retained earnings	1,159,418	858,108
Accumulated other comprehensive loss	(9,295)	(1,415)
Less treasury stock, at cost, 602,881 and 237,818 treasury shares at December 31, 2011 and 2010, respectively	(6,832)	(1,914)
Total stockholders’ equity	2,927,600	2,541,576
Total liabilities and stockholders’ equity	$9,482,931	$7,918,580

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2011	2010	2011	2010
REVENUES:
Service revenues	$1,133,645	$972,024	$4,428,208	$3,689,695
Equipment revenues	104,519	93,502	419,174	379,658
Total revenues	1,238,164	1,065,526	4,847,382	4,069,353
OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $115,978, $103,189, $463,624 and $393,721 shown separately below)	384,356	317,423	1,473,836	1,223,931
Cost of equipment	344,326	288,587	1,439,595	1,093,944
Selling, general and administrative expenses (excluding depreciation and amortization expense of $20,328, $15,637, $75,211 and $56,011 shown separately below)	157,173	155,720	643,959	621,660
Depreciation and amortization	136,306	118,826	538,835	449,732
Loss (gain) on disposal of assets	888	(22,351)	3,619	(38,812)
Total operating expenses	1,023,049	858,205	4,099,844	3,350,455
Income from operations	215,115	207,321	747,538	718,898
OTHER EXPENSE (INCOME):
Interest expense	68,021	64,415	261,073	263,125
Interest income	(471)	(601)	(2,028)	(1,954)
Other (income) expense, net	(164)	411	(699)	1,807
Loss on extinguishment of debt	—	128,035	9,536	143,626
Total other expense	67,386	192,260	267,882	406,604
Income before provision for income taxes	147,729	15,061	479,656	312,294
Provision for income taxes	(56,458)	(1,509)	(178,346)	(118,879)
Net income	$91,271	$13,552	$301,310	$193,415
Other comprehensive income (loss):
Unrealized gains on available-for-sale securities, net of tax of $7, $75, $134 and $242, respectively	7	100	212	361
Unrealized (losses) gains on cash flow hedging derivatives, net of tax benefit of $261, $3,795, $13,975 and $4,879, respectively	(85)	6,305	(22,145)	(7,268)
Reclassification adjustment for gains on available-for-sale securities included in net income, net of tax of $22, $95, $191 and $227, respectively	(30)	(131)	(303)	(338)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax benefit of $2,473, $2,206, $9,059 and $11,526, respectively	3,760	2,586	14,356	17,170
Total other comprehensive (loss) income	3,652	8,860	(7,880)	9,925
Comprehensive income	$94,923	$22,412	$293,430	$203,340
Net income per common share:
Basic	$0.25	$0.04	$0.83	$0.54
Diluted	$0.25	$0.04	$0.82	$0.54
Weighted average shares:
Basic	362,330,324	354,803,447	360,410,168	353,711,045
Diluted	363,536,388	358,861,947	363,837,940	356,135,089

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$301,310	$193,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	538,835	449,732
Provision for uncollectible accounts receivable	518	2
Deferred rent expense	18,828	21,080
Cost of abandoned cell sites	1,099	2,633
Stock-based compensation expense	41,791	46,537
Non-cash interest expense	6,595	13,264
Loss (gain) on disposal of assets	3,619	(38,812)
Loss on extinguishment of debt	9,536	143,626
Gain on sale of investments	(493)	(566)
Accretion of asset retirement obligations	5,224	3,063
Other non-cash expense	—	1,929
Deferred income taxes	174,617	115,478
Changes in assets and liabilities:
Inventories	(78,599)	(13,648)
Accounts receivable, net	(20,485)	(6,523)
Prepaid expenses	(5,244)	(3,368)
Deferred charges	8,515	(24,071)
Other assets	24,380	17,896
Accounts payable and accrued expenses	1,919	30,946
Deferred revenue	21,234	36,817
Other liabilities	8,609	5,070
Net cash provided by operating activities	1,061,808	994,500
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(889,769)	(790,385)
Change in prepaid purchases of property and equipment	(61,815)	28,200
Proceeds from sale of property and equipment	1,118	8,793
Purchase of investments	(599,765)	(711,827)
Proceeds from maturity of investments	675,000	562,500
Change in restricted cash and investments	300	12,018
Acquisitions of FCC licenses and microwave clearing costs	(4,445)	(8,873)
Cash used in asset acquisitions	(7,495)	(41,059)
Purchase of redeemable minority interest	—	(9,785)
Net cash used in investing activities	(886,871)	(950,418)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	3,445	(82,712)
Proceeds from debt issuance, net of discount	1,497,500	1,992,770
Debt issuance costs	(15,351)	(35,353)
Repayment of debt	(24,292)	(16,000)
Retirement of long-term debt	(535,792)	(2,040,186)
Payments on capital lease obligations	(7,855)	(3,660)
Purchase of treasury stock	(4,918)	(1,914)
Proceeds from exercise of stock options	59,077	10,123
Net cash provided by (used in) financing activities	971,814	(176,932)
INCREASE (DECREASE) CASH AND CASH EQUIVALENTS	1,146,751	(132,850)
CASH AND CASH EQUIVALENTS, beginning of period	796,531	929,381
CASH AND CASH EQUIVALENTS, end of period	$1,943,282	$796,531

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, cost per user, or CPU, and Adjusted EBITDA are non-GAAP financial measures utilized by the Company's management to judge the Company's ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company's operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile the Company's non-GAAP financial measures with the Company's financial statements presented in accordance with GAAP.

ARPU - The Company utilizes ARPU to evaluate its per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. ARPU for the year ended December 31, 2010 includes approximately $0.8 million that would have been recognized as service revenues but were classified as equipment revenues because the consideration received from customers was less than the fair value of promotionally priced handsets. The following table reconciles total revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$1,133,645	$972,024	$4,428,208	$3,689,695
Add: Impact to service revenues of promotional activity	—	—	—	778
Less: Pass through charges	(19,264)	(21,963)	(81,060)	(91,167)
Net service revenues	$1,114,381	$950,061	$4,347,148	$3,599,306
Divided by: Average number of customers	9,160,172	7,958,700	8,929,898	7,538,895
ARPU	$40.55	$39.79	$40.57	$39.79

CPGA - The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover its customer acquisition costs. This measure also allows management to compare the Company's average acquisition costs per new customer to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. Equipment revenues related to new customers, adjusted for the impact to service revenues of promotional activity, are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the Company's acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$82,933	$81,872	$342,019	$330,593
Less: Equipment revenues	(104,519)	(93,502)	(419,174)	(379,658)
Add: Impact to service revenues of promotional activity	—	—	—	778
Add: Equipment revenue not associated with new customers	68,655	53,210	261,271	225,115
Add: Cost of equipment	344,326	288,587	1,439,595	1,093,944
Less: Equipment costs not associated with new customers	(188,514)	(144,834)	(704,257)	(520,972)
Gross addition expenses	$202,881	$185,333	$919,454	$749,800
Divided by: Gross customer additions	1,223,694	1,144,898	5,311,276	4,768,011
CPGA	$165.79	$161.88	$173.11	$157.26

CPU - The Company utilizes CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company's business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless broadband mobile providers. The Company believes investors use CPU primarily as a tool to track changes in the Company's non-selling cash costs over time and to compare the Company's non-selling cash costs to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$384,356	$317,423	$1,473,836	$1,223,931
Add: General and administrative expense	74,240	73,848	301,940	291,067
Add: Net loss on equipment transactions unrelated to initial customer acquisition	119,859	91,624	442,986	295,857
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(9,649)	(11,434)	(41,791)	(46,537)
Less: Pass through charges	(19,264)	(21,963)	(81,060)	(91,167)
Total costs used in the calculation of CPU	$549,542	$449,498	$2,095,911	$1,673,151
Divided by: Average number of customers	9,160,172	7,958,700	8,929,898	7,538,895
CPU	$20.00	$18.83	$19.56	$18.49

Adjusted EBITDA - The Company utilizes Adjusted EBITDA to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and income from operations, assists management in its decision-making process related to the operations of the company's business. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other wireless carriers may calculate this measure differently.

The Company believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance and that this metric facilitates the comparisons with other wireless communications companies. The Company uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, the company's ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth.

The following tables illustrate the calculation of Adjusted EBITDA and reconcile Adjusted EBITDA to net income and cash flows from operating activities, which we consider to be the most directly comparable GAAP financial measures to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Calculation of Adjusted EBITDA:
Net income	$91,271	$13,552	$301,310	$193,415
Adjustments:
Depreciation and amortization	136,306	118,826	538,835	449,732
Loss (gain) on disposal of assets	888	(22,351)	3,619	(38,812)
Stock-based compensation expense	9,649	11,434	41,791	46,537
Interest expense	68,021	64,415	261,073	263,125
Interest income	(471)	(601)	(2,028)	(1,954)
Other (income) expense, net	(164)	411	(699)	1,807
Loss on extinguishment of debt	—	128,035	9,536	143,626
Provision for income taxes	56,458	1,509	178,346	118,879
Adjusted EBITDA	$361,958	$315,230	$1,331,783	$1,176,355

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$308,149	$315,109	$1,061,808	$994,500
Adjustments:
Interest expense	68,021	64,415	261,073	263,125
Non-cash interest expense	(454)	(3,215)	(6,595)	(13,264)
Interest income	(471)	(601)	(2,028)	(1,954)
Other (income) expense, net	(164)	411	(699)	1,807
Other non-cash expense	—	(474)	—	(1,929)
Provision for uncollectible accounts receivable	(137)	36	(518)	(2)
Deferred rent expense	(5,278)	(5,432)	(18,828)	(21,080)
Cost of abandoned cell sites	(450)	(1,183)	(1,099)	(2,633)
Gain on sale and maturity of investments	52	226	493	566
Accretion of asset retirement obligations	(1,026)	(292)	(5,224)	(3,063)
Provision for income taxes	56,458	1,509	178,346	118,879
Deferred income taxes	(55,327)	(1,372)	(174,617)	(115,478)
Changes in working capital	(7,415)	(53,907)	39,671	(43,119)
Adjusted EBITDA	$361,958	$315,230	$1,331,783	$1,176,355